Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 9 to Registration Statement No. 333-213271 on Form S-11 of our report dated March 30, 2018, relating to the consolidated financial statements and financial statement schedule of CIM Income NAV, Inc. (formerly, Cole Real Estate Income Strategy (Daily NAV), Inc.) and subsidiaries appearing in the Annual Report on Form 10-K of CIM Income NAV, Inc. (formerly, Cole Real Estate Income Strategy (Daily NAV), Inc.) for the year ended December 31, 2017, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Phoenix, Arizona
November 27, 2018